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FORM OF OFFER TO PURCHASE, DATED APRIL 10, 2002

EXHIBIT 99(a)(1)(A)

         LIBERTY MEDIA CORPORATION
12300 Liberty Boulevard
Englewood, Colorado 80112
(720) 875-5400

Offer to Purchase for Cash

Up to 25,000,000 Shares of its Series A Common Stock
and up to 1,000,000 Shares of its Series B Common Stock

At a Purchase Price of $13.00 Per Share

THE OFFER TO PURCHASE, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., EASTERN TIME, ON MAY 8, 2002, UNLESS THE OFFER TO PURCHASE IS EXTENDED

The Dealer Manager for our offer is:

To the Holders of Shares of Series A and Series B Common Stock of
LIBERTY MEDIA CORPORATION

SUMMARY OF OUR OFFER

        Liberty Media Corporation invites its stockholders to sell up to a total of 25,000,000 shares of its Series A common stock and 1,000,000 shares of its Series B common stock (collectively, the "shares") back to us for cash. Set forth below is a summary of the terms of this offer in question and answer format. The summary does not describe all of the details of the offer. We have included in the summary references to the sections of this document where you will find a more complete discussion of each of the topics mentioned in the summary.

Who is offering to buy my securities?

        Liberty Media Corporation. See Section 10.

What is the class and amount of securities sought in the offer?

        We are offering to purchase up to a total of 25,000,000 shares of our Series A common stock and 1,000,000 shares of our Series B common stock. We also reserve the right to purchase additional shares of Series A or Series B common stock representing up to 2% of our outstanding shares of either series, subject to applicable legal requirements. See Section 1.

How much is Liberty Media Corporation offering to pay for my securities and what is the form of payment?

        We are offering to purchase the shares for a purchase price of $13.00 per share. The purchase price is the same for shares of Series A and Series B common stock.

        Stockholders whose shares are purchased in the offer will be paid the purchase price, in cash, as soon as practicable after the expiration of the offer period. No interest will be payable on the purchase price. See Section 1.

What source of funds will Liberty Media Corporation use to make payment?

        We have sufficient cash on hand to purchase all of the shares we are offering to purchase and we will use that cash to fund this purchase and the related fees and expenses of the offer.

How long do I have to decide whether to tender in the offer?

        You have until 5:00 P.M. Eastern Time on May 8, 2002. See Sections 1 and 3.

Can the offer be extended, amended or terminated, and under what circumstances?

        We can extend or amend the offer for either series of common stock in our discretion. If we extend the offer for either series of common stock, we may delay the acceptance of any shares of such series that have been tendered. See Section 14.

        We can terminate the offer with respect to either series of common stock under certain circumstances. See Sections 7 and 14.

How will I find out if the offer is extended or amended?

        We will announce any amendment to the tender offer by making a public announcement of the amendment. We will announce any extension of the offer no later than 9:00 a.m. Eastern Time on the last business day of the next previously scheduled or announced expiration date. In the event of an extension, termination or postponement of the tender offer, we will also give written or oral notice to EquiServe Trust Company ("EquiServe"), the depositary for the offer. We may also communicate the extension of the offer through other means. See Section 14.

Are there any conditions to the offer?

        The offer is not subject to a condition that any minimum number of shares are tendered. However, our obligation to purchase any shares tendered is subject to the general conditions described in Section 7.

What are the potential risks and disadvantages of our offer?

        Our offer will reduce our "public float," that is the number of shares owned by outside stockholders available for trading in the securities markets. This may result in reduced liquidity in the trading market for our shares in the future, particularly with respect to shares of our Series B common stock, which have a relatively low trading volume. See Section 2.

How do I tender my shares?

        If the share certificates are registered in your name, you should send the certificates together with a properly completed letter of transmittal to EquiServe, which is acting as the depositary for the offer, at the address on the back cover of this offer. There are two different letters of transmittal, one for the Series A common stock and one for the Series B common stock. If you are tendering both Series A and Series B common stock, then you need to complete both letters of transmittal.

        If your shares are registered in the name of a broker or other nominee, you should instruct your broker or other nominee to tender the shares on your behalf. Your broker or other nominee will execute the appropriate letter of transmittal on your behalf.

        Under some conditions, you may need to obtain a signature guarantee or provide other documentation. See Section 3.

        You may also contact the information agent, the dealer manager or your broker for assistance. The contact information for the information agent and the dealer manager is on the back cover of this offer to purchase.

Can I tender shares in the offer subject to the condition that a specified minimum number of my shares must be purchased in the offer?

        Yes, by following the procedures set forth in Section 6, you may tender your shares subject to the condition that a specified minimum number of shares of your Series A or Series B common stock must be purchased.

In what order will tendered shares be purchased? Will tendered shares be prorated?

        In the event of an over-subscription of the offer with respect to the Series A or Series B common stock, we will purchase shares in the following order.

        First, we will purchase shares from all holders of "odd lots" of less than 100 shares of the over-subscribed series of common stock who properly tender all of their shares of such series of common stock.

        Second, after purchasing all odd lots, we will purchase shares of the over-subscribed series on a pro rata basis from all other stockholders who properly and unconditionally tender shares and from stockholders who conditionally tendered shares for which the condition can be satisfied. A "conditional tender" means that the stockholder has tendered shares subject to the condition that all (or some specified minimum number) of the tendered shares of Series A or Series B common stock be purchased.

        Third, if the number of shares acquired under the first two steps is less than the maximum number of shares of the over-subscribed series that we are offering to purchase, we will purchase additional shares of such series to reach that maximum amount, selected by lot from stockholders selected by us in our sole discretion who conditionally tendered all of their shares of such series and for which the condition could not be met in the second step described above. The number of shares purchased from each such stockholder will equal the minimum number of shares of Series A or Series B common stock established by such stockholder in the conditional tender.

        Consequently, all of the shares that you tender in the offer may not be purchased. If you tender subject to a condition that all or some other minimum number of shares of Series A or Series B common stock be purchased, none of your shares of such series will be purchased if that condition cannot be met.

        See Section 1.

Until what time can I withdraw previously tendered shares?

        You can withdraw shares previously tendered until 5:00 P.M., Eastern Time on May 8, 2002. If the offer is extended beyond that time with respect to either series of common stock, you may withdraw your tendered shares at any time until the expiration of the offer for that series of common stock.

        In addition, if we have not yet accepted your shares for payment, you may withdraw the shares you previously tendered after the expiration of 40 business days from the commencement of the offer. See Section 4.

How do I withdraw previously tendered shares?

        You must send a notice containing your name, the number of shares tendered, the series of shares tendered, the number and series of shares you wish to withdraw and the name of the registered holder to the depositary and the depositary must receive the notice before the time to withdraw shares of that series has expired.

        If you delivered or otherwise identified the certificates to the depositary, you will need to provide the serial numbers on those certificates and your signature on your withdrawal notice must be guaranteed by an eligible institution, which means a bank, broker, dealer or other firm or entity that is a member in good standing of an approved signature guarantee medallion program.

        If your shares were to be tendered by book-entry transfer, the notice must identify the relevant account number. See Section 4.

Do our insiders or affiliates have any material interest in the transaction?

        We have not been advised whether any of our executive officers, directors or affiliates intend to tender their shares in connection with the offer. We do not anticipate that any of our executive officers, directors or affiliates will inform us if and when any decision to tender shares pursuant to the offer is made. We will not supplement or amend the offer to purchase if any of the executive officers, directors or affiliates actually tender shares in the offer.

Does Liberty Media Corporation recommend that I tender in the offer?

        The executive committee of our board of directors has approved the offer, but neither that committee nor our full board of directors is making any recommendation whether stockholders should tender.

How will I be paid for my shares?

        Checks for all accepted tenders will be issued by the depositary. See Section 5.

Will I have to pay income taxes if I sell my shares?

        Generally, stockholders will recognize gain or loss on the tendered shares equal to the difference between the price paid in the offer and the stockholder's basis. See Section 13.

What is the market value of my shares as of a recent date?

        On April 5, 2002, the most recent practicable trading day prior to the announcement of our offer, the closing per share sales price on the New York Stock Exchange of our Series A common stock was $12.34 and was $13.00 for our Series B common stock.

        We urge you to obtain a current market quotation for your shares before deciding whether to tender your shares. See Section 8.

Will I have to pay brokerage commissions or stock transfer taxes if I tender my shares?

        If you tender your shares to us, you will not have to pay any brokerage commissions, fees or similar expenses to us, to J.P. Morgan Securities Inc. ("JPMorgan") as dealer manager, to D.F. King & Co., Inc. ("DF King"), as information agent or to EquiServe, as depositary. If you hold shares through a broker or other nominee and your broker tenders on your behalf, your broker or nominee may charge you a fee for doing so. You should ask your broker or other nominee if they will charge a fee to tender your shares. See Section 5.

        If you instruct the depositary in the letter of transmittal to make the payment for the shares to the registered holder, you will not incur any stock transfer tax. See Section 5.

Who can I talk to if I have questions about the tender offer?

        Questions or requests for assistance or for additional copies of this offer to purchase, the letters of transmittal or other tender offer materials may be directed to D.F. King, the information agent for the offer at (800) 829-6551, JPMorgan, the dealer manager for the offer at (866) 262-0777 or to EquiServe, the depositary for the offer at (866) 367-6355. Copies of such materials will be furnished promptly at our expense. Stockholders may also contact their local broker, dealer, commercial bank or trust company for assistance concerning the offer.

        The date of this offer to purchase is April 10, 2002.

FORWARD LOOKING STATEMENTS

        Certain statements in this offer to purchase constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. To the extent that such statements are not recitations of historical fact, such statements constitute forward-looking statements which, by definition, involve risks and uncertainties. In particular, statements under Section 2 and Section 11 contain forward-looking statements. Where, in any forward-looking statement, we express an expectation or belief as to future results or events, such expectation or belief is expressed in good faith and is believed to have a reasonable basis, but there can be no assurance that the statement of expectation or belief will result or be achieved or accomplished. The following include some but not all of the factors that could cause actual results or events to differ materially from those anticipated:

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  general economic and business conditions and industry trends;

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  the regulatory and competitive environment of the industries in which we, and the entities in we have interests, operate;

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  uncertainties inherent in new business strategies;

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  new product launches and development plans;

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  rapid technological changes;

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  the acquisition, development and/or financing of telecommunications networks and services;

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  the development and provision of programming for new television and telecommunications technologies;

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  future financial performance, including availability, terms and deployment of capital;

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  the ability of vendors to deliver required equipment, software and services;

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  availability of qualified personnel;

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  changes in, or failure or inability to comply with, government regulations and adverse outcome from regulatory proceedings;

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  changes in the nature of key strategic relationships with partners and joint venturers;

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  competitor responses to our products and services, and the products and services of the entities in which we have interests, and the overall market acceptance of such products and services; and

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  social, political and economic situations in countries where we do business.

        These forward-looking statements and the risks, uncertainties and other factors speak only as of the date of this offer to purchase, and we expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, to reflect any change in our expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based.

THE OFFER

SECTION 1. TERMS OF THE OFFER; PRORATION

        Offer and Purchase Price.    Upon the terms and subject to the conditions described in this offer and in the letters of transmittal, we will purchase up to a total of 25,000,000 shares of our Series A common stock and 1,000,000 shares of our Series B common stock that are properly tendered on or prior to the expiration date of the offer, and not properly withdrawn in accordance with Section 4, at a price of $13.00 per share. The Series A and B shares we are offering to purchase represent approximately 1% and .5% respectively of our outstanding Series A and Series B common stock. The purchase price is the same for shares of Series A and Series B common stock. The offer will expire on the later of 5:00 p.m., Eastern Time, on May 8, 2002, or the latest time and date to which the offer with respect to such series of common stock is extended pursuant to Section 14 (with respect to each series of common stock, the "expiration date"). The proration period also expires on the expiration date.

        We reserve the right, in our discretion, to purchase more than 25,000,000 shares of Series A common stock and more than 1,000,000 shares of Series B common stock pursuant to the offer. See Section 14. In accordance with applicable regulations of the Securities and Exchange Commission, or SEC, we may purchase an additional number of shares not to exceed 2% of the outstanding shares of each series without amending or extending the offer. On February 28, 2002, there were 2,377,258,560 shares of our Series A common stock outstanding and 212,045,288 shares of our Series B common stock outstanding. If (i) we increase or decrease the price to be paid for the shares of either series of common stock, increase the number of shares of either series of common stock being sought by more than 2% of the outstanding shares of such series, or decrease the number of shares of such series being sought; and (ii) the offer with respect to such series is scheduled to expire earlier than the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in Section 14, the offer with respect to such series will be extended until that tenth business day.

        All shares not purchased in this offer, including shares not purchased because of proration or because they were conditionally tendered and not accepted for purchase, will be returned to the tendering stockholders at our expense as promptly as practicable following the expiration date.

        We expressly reserve the right, in our sole discretion, at any time or from time to time, to extend the period of time during which the offer with respect to either series of common stock is open by giving oral or written notice of such extension to the depositary and making a public announcement thereof. See Section 14. We have no present intent to exercise our right to extend the offer.

        For purposes of the offer, a business day means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

        Copies of this offer to purchase and the related letters of transmittal are being mailed to record holders of shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on our stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of shares.

        Proration.    Upon the terms and subject to the conditions of this offer, if 25,000,000 (or such greater number of shares of Series A common stock as we may elect to purchase) or fewer shares of Series A common stock or 1,000,000 (or such greater number of shares of Series B common stock as we may elect to purchase) or fewer shares of Series B common stock have been validly tendered and not withdrawn on or prior to the expiration date, we will purchase all the shares of such series. Upon the terms and subject to the conditions of this offer, if more than 25,000,000 shares of Series A common stock (or such greater number of shares of Series A common stock as we may elect to purchase) or more than 1,000,000 shares of Series B common stock (or such greater number of shares of Series B common stock as we may elect to purchase) have been validly tendered and not withdrawn on or prior to the expiration date, we will purchase shares of such over-subscribed series in the following order of priority:

    (i)
    all shares of the over-subscribed series validly tendered and not withdrawn on or prior to the expiration date by or on behalf of any stockholder who owned beneficially, as of April 10, 2002 and continues to own beneficially as of the expiration date, an aggregate of fewer than 100 shares of such series of common stock and who tenders all of such shares of such series of common stock (partial tenders of a series of common stock will not qualify for this preference) and completes the box captioned "Odd Lot" in the appropriate letter of transmittal;

    (ii)
    on a pro rata basis, all of the shares of the over-subscribed series properly and unconditionally tendered, and all of the shares of the over-subscribed series properly and conditionally tendered for which the condition can be satisfied in such proration; and

    (iii)
    if the number of shares acquired under (i) and (ii) is less than the maximum number of shares of the over-subscribed series that we are offering to purchase, additional shares to reach that maximum amount, by lot from stockholders selected by us in our sole discretion who conditionally tendered all of their shares of such series for which the condition could not be met under (ii) and in the respective amounts that each such stockholder indicated as the minimum number of shares of such series to be purchased by us.

        For purposes of this offer, the phrase "on a pro rata basis" means that we will calculate a proration factor by dividing the maximum number of shares of the over-subscribed series sought in the offer by the total number of shares of such series tendered and we will then multiply such proration factor by the number of shares of such series which are tendered to us by each tendering stockholder.

        If proration of tendered shares is required, we do not expect that we will be able to commence payment for any shares purchased pursuant to this offer until approximately five business days after the expiration date. If you tender shares, we will advise you of the results of the proration at the time that payment for your shares is sent or your shares that were not purchased are returned to you.

SECTION 2. PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER

        We believe that our purchase of outstanding shares of our Series A and B common stock is a strategically beneficial use of a portion of our available capital on behalf of our stockholders and is consistent with our long-term goal of increasing stockholder value. We believe that we have adequate sources of capital to complete the tender offer and pursue business opportunities.

        The offer is designed to increase our return on equity by reducing the amount of equity outstanding. Based upon the current market prices of our Series A and B common stock, we believe that the purchase of shares is a strategically beneficial use of our funds. Following the purchase of shares in the offer, we believe that our remaining capital and other sources of liquidity will be fully adequate to meet our funding needs for the foreseeable future.

        The offer also provides stockholders who are considering a sale of all or a portion of their shares with the opportunity to sell the shares for cash, where shares are tendered by the registered owner directly to the depositary, without the usual transaction costs associated with open market sales. In addition, odd lot holders who hold shares in their names and tender their shares directly to the depositary and whose shares are purchased pursuant to the offer not only will avoid the payment of brokerage commissions, but also will avoid any applicable odd lot discount which may be payable on a sale of their shares in a transaction on the New York Stock Exchange.

        Each stockholder must make his or her own decision as to the value of the shares and relative benefits in light of his or her own financial position and investment objectives of tendering in the offer or retaining the shares for the possibility of increased value in the future. Our board of directors desires to make this opportunity to tender shares available to the stockholders, but makes no recommendation as to whether any stockholder should tender his or her shares. Our directors, executive officers, employees and affiliates who own shares may participate in the offer on the same basis as our other stockholders. We have not been advised whether any of our directors, executive officers or affiliates intend to tender shares pursuant to the offer. We do not anticipate that any of our executive officers, directors or affiliates will inform us if and when any decision to tender shares pursuant to the offer is made. We will not supplement or amend the offer to purchase if any of the executive officers, directors or affiliates actually tender shares in the offer.

        Stockholders who do not tender their shares pursuant to the offer and stockholders who otherwise retain an equity interest in us as a result of a partial tender of shares or a proration pursuant to Section 1 of the offer to purchase will continue to be owners of our shares with the attendant risks and rewards associated with owning our equity securities. Stockholders who determine not to accept the offer will realize a proportionate increase in their relative equity interest in us and, thus, in our earnings and assets, subject to any risks resulting from our purchase of shares and our ability to issue additional equity securities in the future. In addition, to the extent the purchase of shares pursuant to the offer results in a reduction of the number of stockholders of record, our costs for services to stockholders may be reduced.

        In the future, we may determine to purchase additional shares on the open market, in privately negotiated transactions, through one or more tender offers or otherwise. Any purchases may be on the same terms as, or on terms which are more or less favorable to stockholders than, the terms of the offer. However, Rule 13e-4 under the Securities Exchange Act of 1934, or the Exchange Act, prohibits us and our affiliates from purchasing any shares, other than pursuant to the offer, until at least ten business days after the expiration date. Any future purchases of shares by us would depend on many factors, including the market price of the shares, our business and financial position, and general economic and market conditions.

        Shares we acquire pursuant to the offer will be restored to the status of authorized and unissued shares and will be available for us to issue without further stockholder action (except as required by applicable law or the rules of the New York Stock Exchange or any other securities exchange on which the shares are listed) for purposes including, but not limited to, the acquisition of other businesses, the raising of additional capital for use in our business and the satisfaction of obligations under existing or future employee benefit plans. We have no current plans for reissuance of the shares repurchased pursuant to the offer.

        Our purchase of shares in our offer will reduce the number of our shares that might otherwise trade publicly and may reduce the number of our stockholders. This may reduce the volume of trading in the shares and make it more difficult to buy or sell significant amounts of shares without affecting the market price, particularly with respect to shares of our Series B common stock, which have a relatively low trading volume. Such reduced liquidity could adversely affect continuing stockholders. Nonetheless, we anticipate that there will still be a sufficient number of shares outstanding and publicly traded following our offer to ensure a continued trading market in our Series A and Series B common stock. One of the conditions to our offer is that the purchase of shares will not result in our Series A or Series B common stock being delisted from the New York Stock Exchange. Based on the published guidelines of the New York Stock Exchange, we do not believe that our purchase of shares pursuant to our offer will cause our Series A or Series B common stock to be delisted.

        Our Series A and Series B common stock are registered under the Exchange Act, which requires, among other things, that we furnish specific information to our stockholders and to the SEC and comply with the SEC's proxy rules in connection with meetings of our stockholders. One of the conditions to our offer is that our purchase of shares does not result in our Series A or Series B common stock becoming eligible for deregistration under the Exchange Act. It is our intention and it is a condition to our offer that our purchase of shares in our offer not result in the shares becoming eligible for deregistration under the Exchange Act.

SECTION 3. PROCEDURE FOR TENDERING SHARES

        To receive payment of the purchase price for your shares of Series A or Series B common stock, you must tender your shares on or prior to the expiration date.

        The method of delivery of the shares and letters of transmittal, any required signature guarantees and all other required documents, including delivery through The Depository Trust Company, or DTC, is at your election and risk. Except as otherwise provided in the appropriate letter(s) of transmittal, delivery will be deemed made only when actually received by the depository. If delivery is by mail, we suggest that you use properly insured, registered mail with return receipt requested, and that the mailing be made sufficiently in advance of the expiration date.

        Tenders of Shares.    Your tender of Series A or Series B common stock (and subsequent acceptance by us) by one of the procedures set forth below will constitute a binding agreement between you and us upon the terms and conditions of our offer described in this offer to purchase, in the letters of transmittal and in the notice of guaranteed delivery.

        Tenders of Shares Held in Physical Form.    To effectively tender shares held in physical form:

  •
  you must complete and sign the enclosed letter of transmittal (or a facsimile thereof) applicable to the series of common stock that you are tendering in accordance with the instructions in this document, have your signature guaranteed if required by Instruction 1 of the letter of transmittal and send or deliver your manually signed letter of transmittal (or manually signed facsimile thereof), together with the certificates evidencing the shares being tendered and any other required documents, to the depositary at one of the addresses set forth on the back cover of this offer to purchase, and

  •
  you must ensure that certificates representing your shares are received by the depository at one of those addresses on or prior to the expiration date.

        Letters of transmittal and stock certificates should be sent only to the depository and should not be sent to Liberty Media Corporation. There are two different letters of transmittal, one for the Series A common stock and one for the Series B common stock. If you are tendering both Series A and Series B common stock, then you need to complete both letters of transmittal.

        If your shares are registered in the name of a person other than the signatory to the letter of transmittal, then, in order to tender the shares in the offer, the stock certificate must be endorsed or accompanied by appropriate stock powers signed exactly as that name appears on the stock certificate, with the signature on the stock certificate or stock powers guaranteed as provided below. If these procedures are followed by a beneficial owner tendering shares on or prior to the expiration date, the registered holder of the shares must sign a valid proxy as set forth in the appropriate letter(s) of transmittal.

        Tender of Shares Held Through a Custodian.    If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender shares, you should contact the registered holder promptly and instruct him or her or it to tender your shares on your behalf. A letter of instructions is enclosed in the solicitation materials provided with this offer to purchase which may be used by you to instruct the registered holder to tender your shares. If you wish to tender the shares yourself, you must, prior to completing and executing the appropriate letter(s) of transmittal and delivering the shares, either make arrangements to register ownership of the shares in your name or follow the procedures described in the immediately preceding paragraph. The transfer of record ownership may take considerable time.

        Tender of Shares Held Through DTC.    To effectively tender shares held through DTC, if you are a DTC participant, you should properly complete and duly execute the letter of transmittal (or a facsimile thereof) applicable to the series of common stock that is being tendered, together with any other documents required by the appropriate letter(s) of transmittal, and mail or deliver the letter(s) of transmittal and other documents to the depositary at one of the addresses set forth on the back cover of this offer to purchase. Delivery of tendered shares must be made to the depositary subject to the book-entry delivery procedures set forth below, or you must comply with the guaranteed delivery procedures set forth below.

        Except as provided below, unless the shares being tendered are deposited with the depositary on or prior to the expiration date, we may, at our option, treat that tender as defective for purposes of the right to receive payment. Purchases of shares will be made only against deposit of tendered shares with, and delivery of any other required documents to, the depositary.

        Book-Entry Delivery Procedures.    The depositary will establish an account for our Series A and Series B common stock at DTC for purposes of the offer within three business days after the date of this offer to purchase. Any financial institution that is a participant in DTC may make book-entry delivery of shares by causing DTC to transfer them into the depositary's account in accordance with DTC's procedures.

        Although delivery of shares may be effected through book-entry transfer into the depositary's account at DTC, the manually signed letter(s) of transmittal (or a manually signed facsimile thereof) together with any required signature guarantees or an agent's message (as described below) and any other required documents must, in any case, be transmitted to and received by the depositary at one or more of its addresses set forth on the back cover of this offer to purchase on or prior to the expiration date. Delivery of documents to DTC does not constitute delivery to the depositary.

        The confirmation of a book-entry transfer into the depositary's account at DTC as described above is referred to in this offer to purchase as a "book-entry confirmation." The term "agent's message" means a message transmitted by DTC to, and received by, the depositary and forming a part of the book-entry confirmation, which states that DTC has received an express acknowledgment from a DTC participant that such participant has received the appropriate letter(s) of transmittal and agrees to be bound by the terms of such letter(s) of transmittal.

        Signature Guarantees.    Signatures on all letters of transmittal must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, unless shares are tendered and delivered:

  •
  by a registered holder of shares (or by a participant in DTC whose name appears on a security position listing as the owner of the shares being tendered) who has not completed any of the boxes entitled "Special Payment Instructions" or "Special Delivery Instructions" on the letter of transmittal, or

  •
  for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States (which entities, including any recognized participant in the Securities Transfer Agents Medallion Program, are referred to as "eligible institutions").

        If your shares are registered in the name of a person other than the signatory to the letter of transmittal or, if shares not accepted for payment or not tendered are to be returned to a person other than the registered holder, then the signature on the letter of transmittal accompanying the tendered shares must be guaranteed. See Instructions 1, 5 and 7 of the letter(s) of transmittal.

        Mutilated, Lost, Stolen or Destroyed Certificates.    If you desire to tender shares, but the certificates evidencing your shares have been mutilated, lost, stolen or destroyed, you should contact the depositary to receive information about the procedures for obtaining replacement certificates at one of the addresses set forth on the back cover of this offer to purchase. To expedite this process, call the depositary at (866) 367-6355.

        Guaranteed Delivery.    If you want to tender shares under the offer prior to the expiration date and

  •
  your certificates representing the shares are not immediately available, or

  •
  time will not permit your letter of transmittal, the certificates representing your shares and all other required documents to reach the depositary on or prior to the expiration date, or

  •
  the procedures for book-entry transfer (including delivery of an agent's message) cannot be completed on or prior to the expiration date,

you may nevertheless tender your shares with the effect that your tender will be deemed to have been received on or prior to the expiration date if all the following conditions are satisfied:

  •
  the tender is made by or through an eligible institution,

  •
  a properly completed and duly executed notice of guaranteed delivery or an agent's message with respect to guaranteed delivery that is accepted by us is received by the depositary on or prior to the expiration date as provided below, and

  •
  the certificates for the tendered shares, in proper form for transfer (or a book-entry confirmation of the transfer of the tendered shares into the depositary's account at DTC as described above), together with the appropriate letter(s) of transmittal (or a facsimile thereof) that is properly completed and duly executed, with any signature guarantees and any other documents required by such letters of transmittal, or a properly transmitted agent's message, are received by the depositary within three business days after the date of execution of the notice of guaranteed delivery.

        The notice of guaranteed delivery may be sent by hand delivery, facsimile transmission or mail to the depositary and must include a guarantee by an eligible institution in the form set forth in the notice of guaranteed delivery.

        Payment for shares tendered under the guaranteed delivery procedures will be the same as for shares delivered to the depositary prior to the expiration date, even if the shares to be delivered subject to the guaranteed delivery procedures are not so delivered to the depositary, and therefore payment by the depositary on account of the shares is not made, until after the expiration date.

        Backup United States Federal Income Tax Withholding.    To prevent backup federal income tax withholding you must provide the depositary with your current taxpayer identification number and certify that you are not subject to backup federal income tax withholding by completing the Substitute Form W-9 included with the appropriate letter of transmittal.

        Determination of Validity.    All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tendered shares subject to any of the procedures described above will be determined by us, in our sole discretion (which determination shall be final and binding).

        We reserve the right to reject any or all tenders of any shares that we determine not to be in proper form or which the acceptance of may, in the opinion of our counsel, be unlawful. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any tender of shares, whether or not similar defects or irregularities are waived in the case of other holders of shares.

        Our interpretation of the terms and conditions of the offer (including the letters of transmittal and the instructions thereto) will be final and binding. Neither we, the depositary, the information agent nor any other person will be under any duty to give notification of any defects or irregularities in tenders or will incur any liability for failure to give any such notification. If we waive our right to reject a defective tender of shares, we will pay for the shares so tendered.

SECTION 4. WITHDRAWAL RIGHTS

        Tenders of shares made pursuant to the offer may be withdrawn at any time prior to the expiration date. Thereafter, tenders are irrevocable, except that they may be withdrawn after the expiration of 40 business days from the commencement of the offer, unless previously accepted for payment by us as provided in this offer to purchase. If we extend the period of time during which the offer is open, we are delayed in purchasing shares or we are unable to purchase shares pursuant to the offer for any reason, then, without prejudice to our rights under the offer, the depositary may, on behalf of us, retain all shares tendered, and the shares may not be withdrawn except as otherwise provided in this Section 4, subject to Rule 13e-4(f)(5) under the Exchange Act, which provides that the issuer making the tender offer shall either pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of the tender offer.

        Withdrawal of Shares Held in Physical Form.    Tenders of shares made pursuant to the offer may not be withdrawn after the expiration date, except that they may be withdrawn after the expiration of 40 business days from the commencement of the offer unless accepted for payment by us as provided in this offer. For a withdrawal to be effective prior to that time, a stockholder of shares held in physical form must provide a written, telegraphic or facsimile transmission notice of withdrawal to the depositary at its address set forth on the back cover of this offer before the expiration date, which notice must contain: (A) the name of the person who tendered the shares and the number and series of shares tendered; (B) a description of the shares to be withdrawn; (C) the certificate numbers shown on the particular certificates evidencing the shares; (D) the signature of the stockholder executed in the same manner as the original signature on the letter of transmittal, including any signature guarantee, if such original signature was guaranteed; and (E) if the shares are held by a new beneficial owner, evidence satisfactory to us that the person withdrawing the tender has succeeded to the beneficial ownership of the shares. A purported notice of withdrawal which lacks any of the required information will not be an effective withdrawal of a tender previously made.

        Withdrawal of Shares Held with the Book-entry Transfer Facility.    Tenders of shares made pursuant to the offer may not be withdrawn after the expiration date, except that they may be withdrawn after the expiration of 40 business days from the commencement of the offer unless accepted for payment by us as provided in this offer. For a withdrawal to be effective prior to that time, a stockholder of shares held with the book-entry transfer facility must (i) call his or her broker and instruct the broker to withdraw the tender of shares by debiting the depositary's account at the book-entry transfer facility for all shares to be withdrawn; and (ii) instruct the broker to provide a written, telegraphic or facsimile transmission notice of withdrawal to the depositary on or before the expiration date. The notice of withdrawal shall contain (A) the name of the person who tendered the shares and the number and series of shares tendered; (B) a description of the shares to be withdrawn; and (C) if the shares are held by a new beneficial owner, evidence satisfactory to us that the person withdrawing the tender has succeeded to the beneficial ownership of the shares. A purported notice of withdrawal which lacks any of the required information will not be an effective withdrawal of a tender previously made.

        Any permitted withdrawals of tenders of shares may not be rescinded, and any shares so withdrawn will thereafter be deemed not validly tendered for purposes of the offer; provided, however, that withdrawn shares may be re-tendered by following the procedures for tendering prior to the expiration date.

        All questions as to the form and validity, including time of receipt, of any notice of withdrawal will be determined by us, in our sole discretion, which determination shall be final and binding on all parties. Neither we, nor the depositary nor any other person is or will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

SECTION 5. ACCEPTANCE FOR PAYMENT OF SHARES AND PAYMENT OF PURCHASE PRICE

        Upon the terms and subject to the conditions of the offer and as promptly as practicable after the expiration date, we will, subject to the proration and conditional tender provisions of the offer, accept for payment and pay the purchase price for shares validly tendered and not withdrawn. We will pay for shares that we have purchased under our offer by depositing the aggregate purchase price for the shares with the depositary. The depositary will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to tendering stockholders. Under no circumstances will interest be paid on amounts to be paid to tendering stockholders, regardless of any delay in making such payment.

        In all cases, payment for shares accepted for payment pursuant to the offer will be made only after timely receipt by the depositary of certificates for such shares or of a timely confirmation of a book-entry transfer of such shares into the depositary's account at the book-entry transfer facility and a properly completed and duly executed letter of transmittal, with any required signature guarantees, or in the case of a book-entry delivery an agent's message, and any other required documents.

        For purposes of the offer, we will be deemed to have accepted for payment, and thereby purchased, subject to proration and conditional tenders, shares with respect to each series of common stock that are validly tendered and not withdrawn, if and when we give oral or written notice to the depositary of our acceptance for payment of the shares of such series. In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment as soon as practicable after the expiration date. However, if proration is necessary, we do not expect to be able to commence payment for the shares purchased as a result of such proration until approximately five business days after the expiration date.

        Certificates for all shares not purchased, including shares not purchased because of proration and shares that were conditionally tendered and not accepted, will be returned, or, in the case of shares tendered by book-entry transfer, the shares will be credited to an account maintained with the book-entry transfer facility by the participant therein who so delivered the shares, as promptly as practicable following the expiration date without expense to the tendering stockholder.

        Payment for shares may be delayed in the event of difficulty in determining the number of shares properly tendered or if proration is required. See Section 1. In addition, if certain events occur, we may not be obligated to purchase shares pursuant to the offer. See Section 7.

        We will pay or cause to be paid any stock transfer taxes with respect to the sale and transfer of any shares to us or our order pursuant to the offer. If, however, (i) payment of the purchase price is to be made to any person other than the registered holder, (ii) a portion of the shares not tendered or not purchased that are to be delivered, whether in certificated form or by book entry, are to be registered in the name of any person other than the registered holder, or (iii) tendered shares are registered in the name of any person other than the person signing the letter of transmittal, unless the person is signing in a representative or fiduciary capacity, then in each case the amount of any stock transfer taxes, whether imposed on the registered holder, such other person or otherwise payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of such taxes, or exemption therefrom, is submitted. See instruction 6 to the letters of transmittal.

        If you tender your shares to us you will not have to pay any brokerage commissions, fees or similar expenses to us, to JPMorgan as dealer manager, to D.F. King as information agent or to EquiServe as depositary. If you hold shares through a broker or other nominee and your broker tenders on your behalf, your broker or nominee may charge you a fee for doing so. You should ask your broker or other nominee whether they will charge a fee to tender your shares.

        Any tendering stockholder or other payee who fails to complete fully and sign the substitute Form W-9 included in the letters of transmittal, or, in the case of a foreign individual, a Form W-8, may be subject to required federal income tax withholding of 30% of the gross proceeds paid to such stockholder or other payee pursuant to the offer. See Sections 3 and 13.

SECTION 6. CONDITIONAL TENDER OF SHARES

        Under certain circumstances we may prorate the number of shares purchased pursuant to the offer. As discussed in Section 13, the number of shares to be purchased from a particular stockholder might affect the tax treatment of the purchase for the stockholder and the stockholder's decision whether to tender. Each stockholder is urged to consult with his or her own tax advisor. Accordingly, a stockholder may tender shares subject to the condition that a specified minimum number of the stockholder's shares of Series A or Series B common stock tendered pursuant to a letter of transmittal must be purchased if any shares of such series so tendered are purchased. Any stockholder desiring to make a conditional tender must so indicate in the box captioned "Conditional Tender" in the appropriate letter(s) of transmittal.

        Any tendering stockholder wishing to make a conditional tender must calculate and appropriately indicate the minimum number of shares of Series A or Series B common stock to be tendered. If the effect of accepting tenders on a pro rata basis would be to reduce the number of shares of Series A or Series B common stock to be purchased from any stockholder below the minimum number so specified, the tender with respect to such series will automatically be regarded as withdrawn, except as provided in Section 1, and all shares of such series tendered by the stockholder pursuant to the applicable letter of transmittal will be returned as promptly as practicable thereafter.

SECTION 7. CONDITIONS OF THE OFFER

        Notwithstanding any other provision of the offer and subject to the requirements of the Exchange Act for prompt payment for or return of shares tendered, we will not be required to accept for payment or pay for any shares of either series of common stock tendered, and may terminate or amend and may postpone the acceptance for payment of shares of such series tendered if at any time on or after April 10, 2002 and prior to the expiration date for such series any of the following occur:

  (a)
  there shall have been threatened, instituted or pending, any action or proceeding by any government or governmental, regulatory or administrative agency or authority or tribunal or any other person, domestic or foreign, or before any court, authority, agency or tribunal that (i) challenges the acquisition of shares of either series of common stock pursuant to the offer or otherwise in any manner relates to or affects the offer or (ii) in our reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of us and our subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the offer's contemplated benefits to us;

  (b)
  there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the offer or us or any of our subsidiaries, by any legislative body, court, authority, agency or tribunal which, in our reasonable judgment, would or might directly or indirectly (i) make the acceptance for payment of, or payment for, some or all of the shares illegal or otherwise restrict or prohibit consummation of the offer, (ii) delay or restrict our ability or render us unable to accept for payment or pay for some or all of the shares, (iii) materially impair the contemplated benefits of the offer to us or (iv) materially affect our or our subsidiaries' business, condition (financial or other), income, operations or prospects taken as a whole, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries;

  (c)
  it shall have been publicly disclosed or we shall have learned that (i) any person or "group," within the meaning of Section 13(d)(3) of the Exchange Act, has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding shares of either series of common stock whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise, other than as disclosed in a Schedule 13D or 13G on file with the SEC on April 10, 2002, or (ii) any person or group that on or prior to April 10, 2002 had filed a Schedule 13D or 13G with the SEC thereafter shall have acquired or shall propose to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise, beneficial ownership of additional shares of either series of common stock representing 2% or more of the outstanding shares of such series;

  (d)
  there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market, (ii) any significant decline in the market price of the shares or in the general level of market prices of equity securities in the United States or abroad, (iii) any change in the general political, market, economic or financial condition in the United States or abroad that could have a material adverse effect on our business, condition (financial or otherwise), income, operations, prospects or ability to obtain financing generally or the trading in the shares, (iv) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation on, or any event which, in our reasonable judgment, might affect the extension of credit by lending institutions in the United States, (v) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or (vi) in the case of any of the foregoing existing at the time of the commencement of the offer, in our reasonable judgment, a material acceleration or worsening thereof;

  (e)
  a tender or exchange offer with respect to some or all of the shares, other than the offer, or a merger, acquisition or other business combination proposal for us, shall have been proposed, announced or made by another person or group, within the meaning of Section 13(d)(3) of the Exchange Act;

  (f)
  there shall have occurred any event or events that have resulted, or may in our reasonable judgment result, directly or indirectly, in an actual or threatened change in our or our subsidiaries' business, condition (financial or other), income, operations, stock ownership or prospects;

  (g)
  we determine that the completion of the offer and the purchase of the shares of either series of common stock may cause our Series A or Series B common stock to be delisted from the New York Stock Exchange or subject it to deregistration under the Exchange Act;

and, in our reasonable judgment, such event or events make it undesirable or inadvisable to proceed with the offer or with such acceptance for payment or payment for the shares in our offer.

        The foregoing conditions are for our reasonable benefit and may be asserted by us regardless of the circumstances, including any action or inaction by us, giving rise to any of these conditions, and any such condition may be waived by us, in whole or in part, at any time and from time to time in our reasonable discretion. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of the right and each of these rights shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by us concerning the events described above will be final and binding on all parties.

SECTION 8. PRICE RANGE OF SHARES

        From March 9, 1999 to August 10, 2001, we were a wholly-owned subsidiary of AT&T Corp. Effective August 10, 2001, AT&T effected our split-off from AT&T pursuant to which our capital stock was recapitalized, and each outstanding share of AT&T Class A Liberty Media Group tracking stock was redeemed for one share of our Series A common stock and each outstanding share of AT&T Class B Liberty Media Group tracking stock was redeemed for one share of our Series B common stock. As a result of this split-off, our common stock began trading on the New York Stock Exchange on August 10, 2001 under the symbols LMC.A and LMC.B. Effective January 2, 2002, we changed the ticker symbol for our Series A common stock to "L." The following table sets forth the range of high and low sales prices of shares of our Series A and Series B common stock for the period from August 10, 2001 to March 31, 2001; and for AT&T Class A and Class B Liberty Media Group tracking stock for last three quarters of the year ended December 31, 2000 and for the period from January 1, 2001 to August 9, 2001.

	Series A		Series B
	High	Low	High	Low
2002
First quarter	$15.03	11.90	15.90	12.65
2001
First quarter	$17.25	11.88	18.69	14.20
Second quarter	18.04	11.50	18.82	12.50
Third quarter	17.85	9.75	18.35	12.00
Fourth quarter	14.46	11.17	15.50	12.30
2000
Second quarter	$29.94	19.19	32.69	22.13
Third quarter	26.56	17.44	32.63	18.75
Fourth quarter	19.25	10.75	20.63	12.75

        On April 5, 2002, the most recent practicable trading day prior to the announcement of our offer, the closing price on the New York Stock Exchange was $12.34 per share for the Series A common stock and $13.00 per share for the Series B common stock. Stockholders are urged to obtain current market quotations for the shares.

SECTION 9. SOURCE AND AMOUNT OF FUNDS

        Assuming we purchase 25,000,000 shares of Series A common stock and 1,000,000 shares of Series B common stock in the offer at a purchase price of $13.00 per share, we expect the maximum aggregate cost of the offer, including all fees and expenses applicable to the offer, will be approximately $339,000,000 million. We anticipate that the funds necessary to purchase shares in the offer and to pay the related fees and expenses will come from our cash assets. As of December 31, 2001, we had approximately $2,077,000,000 of cash and cash equivalents.

        The offer is not subject to our receipt of any additional financing.

SECTION 10. INFORMATION ABOUT US

        Liberty Media Corporation owns interests in a broad range of video programming and communications businesses in the United States, Europe, South America and Asia. Our principal assets include interests in Starz Encore Group LLC, Liberty Livewire Corporation, On Command Corporation, Discovery Communications, Inc., AOL Time Warner Inc., QVC, Inc., USA Networks, Inc., Telewest Communications plc, Motorola, Inc., Sprint PCS Group and The News Corporation Limited.

        We are subject to the informational filing requirements of the Exchange Act and are obligated to file reports and other information with the SEC relating to our business, financial condition and other matters. Information, as of particular dates, concerning our directors and officers, their remuneration, options granted to them, the principal holders of our securities and any material interest of such persons in transactions with us is required to be disclosed in proxy statements distributed to the our stockholders and filed with the SEC. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 2120, Washington, D.C. 20549. Copies of such material may also be obtained by mail, upon payment of the SEC's customary charges, from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Information concerning the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web-site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

SECTION 11. INTEREST OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING SHARES

        As of February 28, 2002, there were 2,377,258,560 shares of our Series A common stock and 212,045,288 shares of our Series B common stock issued and outstanding. An additional 95,624,830 shares of Series A common stock were reserved for issuance upon conversion, exercise or exchange of outstanding convertible and exchangeable securities (other than the Series B common stock) or options. In addition, each share of our Series B common stock is convertible at the option of the holder into one share of Series A common stock and one share of Series A common stock is reserved for issuance upon conversion of each share of Series B common stock issued and outstanding.

        The following table sets forth information with respect to the ownership by each director and each of our executive officers and by all of our directors and executive officers as a group of shares of our Series A and our Series B common stock.

        The following information is given as of February 28, 2002 and, in the case of percentage ownership information, is based on number of shares outstanding as set forth above. On March 14, 2002, we consummated the merger of Liberty Digital, Inc., one of our controlled subsidiaries, with one of our newly formed subsidiaries. In the merger, each share of Liberty Digital common stock not owned by us was converted into .25 shares of Liberty Series A common stock. We have reserved 4,991,615 shares of our Series A common stock for issuance in the merger. The number of shares outstanding set forth above and the following table do not reflect the effects of the merger.

        Shares of common stock issuable upon exercise or conversion of options, warrants and convertible securities that were exercisable or convertible on or within 60 days after February 28, 2002 are deemed to be outstanding and to be beneficially owned by the person holding the options, warrants or convertible securities for the purpose of computing the percentage ownership of the person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. So far as is known to us, the persons indicated below have sole voting power with respect to the shares indicated as owned by them except as otherwise stated in the notes to the table.

Name of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership (in thousands)		Percent of Class		Voting Power
John C. Malone	Liberty Series A Liberty Series B	15,379 199,042	(1)(2)(3) (1)(4)(5)	* 93.9%		44.6%
Robert R. Bennett	Liberty Series A Liberty Series B	8,504 0	(6)(7)(8)	*		*
Donne F. Fisher	Liberty Series A Liberty Series B	1,429 641	(9)	* *		*
Paul A. Gould	Liberty Series A Liberty Series B	1,505 457		* *		*
Gary S. Howard	Liberty Series A Liberty Series B	3,970 0	(10)(11)(12)	*		*
Larry E. Romrell	Liberty Series A Liberty Series B	352 3		* *		*
Jerome H. Kern	Liberty Series A Liberty Series B	311 0	(13)(14)	*		*
Elizabeth M. Markowski	Liberty Series A Liberty Series B	263 0	(15)(16)(17)	*		*
Charles Y. Tanabe	Liberty Series A Liberty Series B	862 0	(18)(19)(20)(21)	*		*
David J.A. Flowers	Liberty Series A Liberty Series B	887 0	(22)(23)(24)	*		*
Chris Shean	Liberty Series A Liberty Series B	59 0	(25)(26)	*		*
Albert E. Rosenthaler	Liberty Series A Liberty Series B	0 0
All directors and executive officers as a group (12 persons)	Liberty Series A Liberty Series B	33,521 200,144	(10)(27)(28)(29)(30) (4)(5)(31)	1.4 94.4	% %	45.1%

*
Less than one percent
(1)
Includes 1,307,299 shares of Liberty Series A common stock and 3,409,436 shares of Liberty Series B common stock held by Dr. Malone's wife, Mrs. Leslie Malone, as to which shares Dr. Malone has disclaimed beneficial ownership.
(2)
Includes 779,275 shares of Liberty Series A common stock held by the Liberty 401(k) Savings Plan. Dr. Malone's beneficial ownership in these shares is limited to his ability to direct the voting thereof pursuant to the terms of the savings plan.
(3)
Includes beneficial ownership of 3,359,614 shares of Liberty Series A common stock which may be acquired within 60 days after February 28, 2002, pursuant to stock options.
(4)
In February 1998, in connection with the settlement of certain legal proceedings relative to the Estate of Bob Magness, the late founder and former chairman of the board of our predecessor, our predecessor entered into a call agreement with Dr. Malone and Dr. Malone's wife (the Malones), and a call agreement with the Estate of Bob Magness, the Estate of Bestsy Magness, Gary Magness (individually and in certain representative capacities) and Kim Magness (individually and in certain representative capacities) (collectively, the Magness Group). Under these call agreements, we have the right, under certain circumstances, to acquire shares of Liberty Series B common stock owned by the Malones and the Magness Group. We may not exercise our call right with respect to the Malones or the Magness Group, unless we also exercise our call right with respect to the other group. Each call agreement also prohibits any member of the Magness Group or the Malones from disposing of their shares of Liberty Series B common stock, except for certain exempt transfers (such as transfers to related parties or to the other group or public sales of up to an aggregate of 5% of their shares of Liberty Series B common stock after conversion to shares of Liberty Series A common stock) and except for a transfer made in compliance with our call rights.

  Also, in February 1998, our predecessor, the Magness Group and the Malones entered into a stockholders' agreement which provides for, among other things, certain participation rights by the Magness Group with respect to transactions by Dr. Malone, and certain "tag-along" rights in favor of the Magness Group and certain "drag-along" rights in favor of the Malones. This agreement provides that a representative of Dr. Malone and a representative of the Magness Group will consult with each other on all matters to be brought to a vote of our stockholders, but if a mutual agreement on how to vote cannot be reached, Dr. Malone will vote the shares of Liberty Series B common stock owned by the Magness Group pursuant to an irrevocable proxy granted by the Magness Group. As a result, Dr. Malone's beneficial ownership of Liberty Series B common stock includes 96,037,690 shares held by the Magness Group.

(5)
On April 3, 2002, Dr. Malone transferred 50,000,000 shares of Liberty Series B common stock to trusts for the benefit of members of his family. Dr. Malone has the right to reacquire those shares at any time. As a result, Dr. Malone is still the beneficial owner of such shares.
(6)
Includes 902,767 restricted shares of Liberty Series A common stock, none of which is currently vested.
(7)
Includes beneficial ownership of 4,879,052 shares of Liberty Series A common stock which may be acquired within 60 days after February 28, 2002, pursuant to stock options.
(8)
Includes 21,969 shares of Liberty Series A common stock held by the Liberty 401(k) Savings Plan. Mr. Bennett's beneficial ownership in these shares is limited to his ability to direct the voting thereof pursuant to the terms of the savings plan.
(9)
Includes beneficial ownership of 112,500 shares of Liberty Series A common stock which may be acquired within 60 days after February 28, 2002, pursuant to stock options.
(10)
Includes 582,177 restricted shares of Liberty Series A common stock, none of which is currently vested. On March 28, 2002, Mr. Howard transferred a total of 760,177 shares of Series A common stock, including the 582,177 restricted shares, to trusts for the benefit of members of his family. Mr. Howard has the right to reacquire those shares at any time. As a result, Mr. Howard is still the beneficial owner of such shares.
(11)
Includes beneficial ownership of 2,560,434 shares of Liberty Series A common stock which may be acquired within 60 days of February 28, 2002, pursuant to stock options.
(12)
Includes 39,822 shares of Liberty Series A common stock held by the Liberty 401(k) Savings Plan. Mr. Howard's beneficial ownership in these shares is limited to his ability to direct the voting thereof pursuant to the terms of the savings plan.
(13)
Includes beneficial ownership of 58,000 shares of Liberty Series A common stock which may be acquired within 60 days after February 28, 2002, pursuant to stock options.

(14)
Includes 80,400 shares of Liberty Series A common stock held by Mr. Kern's wife, Mary Rossick Kern, as to which shares Mr. Kern has disclaimed beneficial ownership.
(15)
Includes 2,268 shares of Liberty Series A common stock held by Ms. Markowski's husband, Tom Markowski, as to which shares Ms. Markowski has disclaimed beneficial ownership.
(16)
Includes beneficial ownership of 200,000 shares of Liberty Series A common stock which may be acquired within 60 days of February 28, 2002, pursuant to stock options.
(17)
Includes 577 shares of Liberty Series A common stock held by the Liberty 401(k) Savings Plan. Ms. Markowski's beneficial ownership in these shares is limited to her ability to direct the voting thereof pursuant to the terms of the savings plan.
(18)
Includes 3,068 shares of Liberty Series A common stock held by Mr. Tanabe's wife, Arlene Bobrow, as to which shares Mr. Tanabe has disclaimed beneficial ownership.
(19)
Includes 139,722 restricted shares of Liberty Series A common stock, none of which is currently vested.
(20)
Includes beneficial ownership of 576,000 shares of Liberty Series A common stock which may be acquired within 60 days of February 28, 2002, pursuant to stock options.
(21)
Includes 3,012 shares of Liberty Series A common stock held by the Liberty 401(k) Savings Plan. Mr. Tanabe's beneficial ownership in these shares is limited to his ability to direct the voting thereof pursuant to the terms of the savings plan.
(22)
Includes 52,725 restricted shares of Liberty Series A common stock, none of which is currently vested.
(23)
Includes beneficial ownership of 432,000 shares of Liberty Series A common stock which may be acquired within 60 days after February 28, 2002, pursuant to stock options.
(24)
Includes 9,195 shares of Liberty Series A common stock held by the Liberty 401(k) Savings Plan. Mr. Flowers' beneficial ownership in these shares is limited to his ability to direct the voting thereof pursuant to the terms of the savings plan.
(25)
Includes beneficial ownership of 55,000 shares of Liberty Series A common stock which may be acquired within 60 days after February 28, 2002, pursuant to stock options.
(26)
Includes 2,029 shares of Liberty Series A common stock held by the Liberty 401(k) Savings Plan. Mr. Shean's beneficial ownership in these shares is limited to his ability to direct the voting thereof pursuant to the terms of the savings plan.
(27)
Includes 1,400,383 shares of Liberty Series A common stock held by relatives of certain directors and executive officers, as to which shares beneficial ownership by such directors and executive officers has been disclaimed.
(28)
Includes beneficial ownership of 12,232,597 shares of Liberty Series A common stock which may be acquired within 60 days after February 28, 2002, pursuant to stock options.
(29)
Includes 1,677,391 restricted shares of Liberty Series A common stock, none of which is currently vested.
(30)
Includes 855,879 shares of Liberty Series A common stock held by the Liberty 401(k) Savings Plan. Ownership in these shares is limited to the ability to direct the voting thereof pursuant to the terms of the savings plan.
(31)
Includes 3,409,346 shares of Liberty Series B common stock held by relatives of certain directors and executive officers, as to which shares beneficial ownership by such directors and executive officers has been disclaimed.

        The business address for each executive officer and director set forth above is c/o Liberty Media Corporation, 12300 Liberty Boulevard, Englewood, Colorado 80112.

        Except for outstanding options to purchase shares granted from time to time to certain of our employees (including executive officers) under our stock option plans, and except as otherwise described herein, neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the offer with respect to any of our securities including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

        Except as disclosed in this offer, neither we nor our directors and executive officers have current plans or proposals which relate to or would result in:

  •
  an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or our subsidiaries that would be material to us and our subsidiaries, taken as a whole;

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  a purchase, sale or transfer of an amount of our assets or the assets of our subsidiaries that would be material to us and our subsidiaries, taken as a whole;

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  any material change in our indebtedness or capitalization;

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  any change in our present board of directors or management;

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  any other material change in our corporate structure or business;

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  a class of our equity security being delisted from a national securities exchange;

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  a class of our equity securities becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

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  the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

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  the acquisition by any person of additional securities of ours or the disposition of our securities; or

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  any change in our certificate of incorporation or bylaws or any actions that may impede the acquisition of control of us by any person.

SECTION 12. LEGAL MATTERS; REGULATORY APPROVALS

        We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our acquisition of shares as contemplated herein or of any approval or other action by, or any filing with, any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of shares by us as contemplated herein. If any approval or other action is required, we presently contemplate that the approval or other action will be sought. We are unable to predict whether we may determine that we are required to delay the acceptance for payment of or payment for shares tendered pursuant to this offer pending the outcome of any such matter. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any approval or other action might not result in adverse consequences to our business. Our obligations under the offer to accept for payment and pay for shares is subject to certain conditions. See Section 7.

SECTION 13. FEDERAL INCOME TAX CONSEQUENCES

        General.    The following is a discussion of the material United States federal income tax consequences to stockholders with respect to a sale of shares pursuant to the offer. The discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended, Treasury regulations, Internal Revenue Service rulings and judicial decisions, all in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect, by subsequent legislative, judicial or administrative action. The discussion does not address all aspects of United States federal income taxation that may be relevant to a particular stockholder in light of the stockholder's particular circumstances or to certain types of holders subject to special treatment under the United States federal income tax laws, such as certain financial institutions, tax-exempt organizations, life insurance companies, dealers in securities or currencies, employee benefit plans or stockholders holding the shares as part of a conversion transaction, as part of a hedge or hedging transaction, or as a position in a straddle for tax purposes. In addition, the discussion below does not consider the effect of any foreign, state, local or other tax laws that may be applicable to particular stockholders. The discussion assumes that the shares are held as "capital assets" within the meaning of Section 1221 of the Internal Revenue Code. We have neither requested nor obtained a written opinion of counsel or a ruling from the IRS with respect to the tax matters discussed below.

        Each stockholder should consult his or her own tax advisor as to the particular United States federal income tax consequences to that stockholder of tendering shares pursuant to the offer and the applicability and effect of any state, local or foreign tax laws and recent changes in applicable tax laws.

        Characterization of the Sale of Shares Pursuant to the Offer.    The sale of shares by a stockholder pursuant to the offer will be a taxable transaction for United States federal income tax purposes and may also be a taxable transaction under applicable state, local and foreign tax laws. The United States federal income tax consequences to a stockholder may vary depending upon the stockholder's particular facts and circumstances. Under Section 302 of the Internal Revenue Code, the sale of shares by a stockholder to us pursuant to the offer will be treated as a "sale or exchange" of shares for United States federal income tax purposes, rather than a distribution by us with respect to the shares held by the tendering stockholder, if the receipt of cash upon sale (i) is "substantially disproportionate" with respect to the stockholder, (ii) results in a "complete redemption" of the stockholder's interest in us, or (iii) is "not essentially equivalent to a dividend" with respect to the stockholder (each as described below).

        If any of the above three tests is satisfied, and the sale of the shares is therefore treated as a "sale or exchange" of shares for United States federal income tax purposes, the tendering stockholder will recognize gain or loss equal to the difference between the amount of cash received by the stockholder and the stockholder's tax basis in the shares sold pursuant to the offer. Any gain or loss will be capital gain or loss, and will be long term capital gain or loss if the shares have been held for more than one year.

        If none of the above three tests is satisfied, the tendering stockholder will be treated as having received a distribution with respect to the stockholder's shares in an amount equal to the cash received by the stockholder pursuant to the offer. The distribution will be treated as a dividend taxable as ordinary income to the extent of our current or accumulated earnings and profits for tax purposes. The amount of the distribution in excess of our current or accumulated earnings and profits will be treated as a return of the stockholder's tax basis in the shares, and then as gain from the sale or exchange of the shares. If a stockholder is treated as having received a distribution from us with respect to his or her shares, the stockholder's tax basis in his or her remaining shares will generally be adjusted to take into account the stockholder's return of basis in the shares tendered.

        Constructive Ownership.    In determining whether any of the three tests under Section 302 of the Internal Revenue Code is satisfied, stockholders must take into account not only the shares that are actually owned by the stockholder, but also shares that are constructively owned by the stockholder within the meaning of Section 318 of the Internal Revenue Code. Under Section 318 of the Code, a stockholder may constructively own shares actually owned, and in some cases constructively owned, by certain related individuals or entities and shares that the stockholder has the right to acquire by exercise of an option or by conversion.

        Proration.    Contemporaneous dispositions or acquisitions of shares by a stockholder or related individuals or entities may be deemed to be part of a single integrated transaction and may be taken into account in determining whether any of the three tests under Section 302 of the Internal Revenue Code has been satisfied. Each stockholder should be aware that because proration may occur in the offer, even if all the shares actually and constructively owned by a stockholder are tendered pursuant to the offer, fewer than all of these shares may be purchased by us. Thus, proration may affect whether the sale by a stockholder pursuant to the offer will meet any of the three tests under Section 302 of the Code. See Section 6 for information regarding each stockholder's option to make a conditional tender of a minimum number of shares. A stockholder should consult his or her own tax advisor regarding whether to make a conditional tender of a minimum number of shares, and the appropriate calculation thereof.

        Section 302 Tests.    The receipt of cash by a stockholder will be "substantially disproportionate" if the percentage of our outstanding shares actually and constructively owned by the stockholder immediately following the sale of shares pursuant to the offer is less than 80% of the percentage of the outstanding shares actually and constructively owned by the stockholder immediately before the sale of shares pursuant to the offer. Stockholders should consult their tax advisors with respect to the application of the "substantially disproportionate" test to their particular situation.

        The receipt of cash by a stockholder will be a "complete redemption" if either (i) the stockholder does not own any of our shares either actually or constructively immediately after the shares are sold pursuant to the offer, or (ii) the stockholder does not actually own any of our shares immediately after the sale of shares pursuant to the offer and, with respect to shares constructively owned by the stockholder immediately after the offer, the stockholder is eligible to waive, and effectively waives, constructive ownership of all such shares under procedures described in Section 302(c) of the Internal Revenue Code. None of our directors, officers or employees is eligible to waive constructive ownership under the procedures described in Section 302(c) of the Internal Revenue Code.

        Even if the receipt of cash by a stockholder fails to satisfy the "substantially disproportionate" test or the "complete redemption" test, a stockholder may nevertheless satisfy the "not essentially equivalent to a dividend" test if the stockholder's sale of shares pursuant to the offer results in a "meaningful reduction" in the stockholder's interest in us. Whether the receipt of cash by a stockholder will be "not essentially equivalent to a dividend" will depend upon the individual stockholder's facts and circumstances. The IRS has indicated in published rulings that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a "meaningful reduction." Stockholders expecting to rely upon the "not essentially equivalent to a dividend" test should consult their own tax advisors as to its application in their particular situation.

        Corporate Stockholder Dividend Treatment.    If a sale of shares by a stockholder that is itself a corporation is treated as a dividend, the corporate stockholder may be entitled to claim a deduction equal to 70% of the dividend under Section 243 of the Internal Revenue Code, subject to applicable limitations. Corporate stockholders should, however, consider the effect of Section 246(c) of the Internal Revenue Code, which disallows the 70% dividends-received deduction with respect to stock that is held for 45 days or less. For this purpose, the length of time a taxpayer is deemed to have held stock may be reduced by periods during which the taxpayer's risk of loss with respect to the stock is diminished by reason of the existence of certain options or other transactions. Moreover, under Section 246A of the Internal Revenue Code, if a corporate stockholder has incurred indebtedness directly attributable to an investment in shares, the 70% dividends-received deduction may be reduced.

        In addition, amounts received by a corporate stockholder pursuant to the offer that are treated as a dividend may constitute an "extraordinary dividend" under Section 1059 of the Internal Revenue Code. The "extraordinary dividend" rules of the Internal Revenue Code are highly complicated. Accordingly, any corporate stockholder that might have a dividend as a result of the sale of shares pursuant to the offer should review the "extraordinary dividend" rules to determine the applicability and impact of such rules to it.

        Additional Tax Considerations.    The distinction between long-term capital gains and ordinary income is relevant because, in general, individuals currently are subject to taxation at a reduced rate on their "net capital gain," which is the excess of net long-term capital gains over net short-term capital losses, for the year. Tax rates on long-term capital gain for individual stockholders vary depending on the stockholders' income and holding period for the shares. In particular, reduced tax rates apply to gains recognized by an individual from the sale of capital assets held for more than one year, currently 20 percent or less. In addition, stockholders should be aware that there are significant restrictions on the deductibility of capital losses. In particular, capital losses are generally deductible only to the extent the stockholder has capital gains in a given tax year, plus $3,000 in the case of individual stockholders.

        Stockholders are urged to consult their own tax advisors regarding any possible impact on their obligation to make estimated tax payments as a result of the recognition of any capital gain, or the receipt of any ordinary income, caused by the sale of any of our shares pursuant to the offer.

        Foreign Stockholders.    We will withhold United States federal income tax at a rate of 30% from gross proceeds paid pursuant to the offer to a foreign stockholder or his agent, unless we determine that a reduced rate of withholding is applicable pursuant to a tax treaty or that an exemption from withholding is applicable because the gross proceeds are effectively connected with the conduct of a trade or business by the foreign stockholder within the United States. For this purpose, a foreign stockholder is any stockholder that is not (i) a citizen or resident of the United States, (ii) a domestic corporation or domestic partnership, (iii) an estate the income of which, from sources without the United States that is not effectively connected with the conduct of a trade or business within the United States, is subject to United States income tax, or (iv) a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more United States persons have the authority to control all substantial decisions of the trust. Without definite knowledge to the contrary, we will determine whether a stockholder is a foreign stockholder by reference to whatever information we have, including the stockholder's address, in accordance with applicable Treasury Regulations. A foreign stockholder may be eligible to file for a refund of the tax or a portion of the tax if the stockholder (i) meets the "complete redemption," "substantially disproportionate" or "not essentially equivalent to a dividend" tests described above, (ii) is entitled to a reduced rate of withholding pursuant to a treaty and we have withheld at a higher rate, or (iii) is otherwise able to establish that no tax or a reduced amount of tax was due. In order to claim an exemption from withholding on the ground that gross proceeds paid pursuant to the offer are effectively connected with the conduct of a trade or business by a foreign stockholder within the United States or that the foreign stockholder is entitled to the benefits of a tax treaty, the foreign stockholder must deliver to the depositary, or other person who is otherwise required to withhold United States tax, a properly executed statement claiming such exemption or benefits. These statements may be obtained from the depositary. Foreign stockholders are urged to consult their own tax advisors regarding the application of United States federal income tax withholding, including eligibility for a withholding tax reduction or exemption and the refund procedures.

        Backup Withholding.    See Section 3 with respect to the application of the United States federal income tax backup withholding.

        The tax discussion set forth above is included for general information only and may not apply to shares acquired in connection with the exercise of stock options or pursuant to other compensation arrangements with us. The tax consequences of a sale pursuant to the offer may vary depending upon, among other things, the particular circumstances of the tendering stockholder. No information is provided herein as to the state, local or foreign tax consequences of the transaction contemplated by the offer. Stockholders are urged to consult their own tax advisors to determine the particular federal, state, local and foreign tax consequences to them of tendering shares pursuant to the offer and the effect of the stock ownership attribution rules described above.

SECTION 14. EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENTS

        We expressly reserve the right, in our sole discretion and at any time or from time to time, to extend the period of time during which the offer with respect to either series of common stock is open by giving oral or written notice of the extension to the depositary and making a public announcement of the extension. However, we have no current intent to extend the offer. During any extension, all shares of the series subject to the extension previously tendered will remain subject to the offer, except to the extent that shares may be withdrawn as set forth in Section 4. We also expressly reserve the right, in our sole discretion, (i) to terminate the offer with respect to either series of common stock and not accept for payment any shares of such series not previously accepted for payment or, subject to Rule 13e-4(f)(5) under the Exchange Act which requires us either to pay the consideration offered or to return the shares of such series tendered promptly after the termination or withdrawal of the offer, to postpone payment for shares with respect to either series of common stock upon the occurrence of any of the conditions specified in Section 7, by giving oral or written notice of such termination to the depositary and making a public announcement thereof and (ii) at any time, or from time to time, to amend the offer with respect to either series of common stock in any respect. Amendments to the offer may be effected by public announcement. Without limiting the manner in which we may choose to make public announcement of any extension, termination or amendment, we will have no obligation, except as otherwise required by applicable law, to publish, advertise or otherwise communicate any such public announcement, other than by making a release to the PR Newswire. Material changes to information previously provided to holders of the shares in this offer or in documents furnished subsequent thereto will be disseminated to holders of shares in compliance with Rule 13e-4(e)(3) promulgated by the SEC under the Exchange Act.

        If we materially change the terms of the offer with respect to either series of common stock or the information concerning the offer with respect to either series of common stock, or if we waive a material condition of the offer with respect to either series of common stock, we will extend the offer with respect to such series to the extent required by Rule 13e-4 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or change in percentage of securities sought, depends on the facts and circumstances, including the relative materiality of the change or information. In a published release, the SEC has stated that in its view, an offer should remain open for a minimum of five business days from the date that notice of a material change is first published, sent or given. Under Rule 13e-4(f)(1) of the Exchange Act, the offer with respect to either series of common stock will continue or be extended for at least ten business days from the time we publish, send or give to holders of shares a notice that we will (a) increase or decrease the price we will pay for shares of such series or (b) increase, except for an increase not exceeding 2% of the outstanding shares of such series, or decrease the number of shares of such series we seek.

SECTION 15. SOLICITATION FEES AND EXPENSES

        We have retained D.F. King to act as information agent, JPMorgan to act as dealer manager and EquiServe to act as depositary in connection with the offer. The information agent may contact holders of shares by mail, telephone, telegraph and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the offer to beneficial owners. The dealer manager, information agent and the depositary will each receive reasonable and customary compensation for their services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against liabilities in connection with the offer, including liabilities under the federal securities laws.

        No fees or commissions will be payable to brokers, dealers or other persons (other than fees to the dealer manager, the information agent and the depositary as described above) for soliciting tenders of shares pursuant to the offer. We will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by such persons in forwarding the offer and related materials to the beneficial owners of shares held by any such person as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or the agent of the dealer manager, the information agent or the depositary for purposes of the offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares except as otherwise provided in Instruction 6 in the letters of transmittal.

SECTION 16. WHERE YOU CAN OBTAIN ADDITIONAL INFORMATION

        Questions or requests for assistance or for additional copies of this offer, the letters of transmittal or other tender offer materials may be directed to the dealer manager, the information agent or the depositary for the offer at their respective addresses and telephone numbers set forth on the back cover of this offer to purchase. Copies of such materials will be furnished at our expense. Stockholders may also contact their local broker, dealer, commercial bank, trust company or other nominee for assistance concerning the tender offer.

        We have also filed an Issuer Tender Offer Statement on Schedule TO with the SEC, which includes certain additional information relating to the offer. This statement and other information may be obtained, at the same places as set forth in Section 10 with respect to information concerning us.

SECTION 17. MISCELLANEOUS

        The offer is being made to all holders of shares of our Series A and Series B common stock. We are not aware of any state where the making of the offer is prohibited by administrative or judicial action pursuant to a valid state statute. If we become aware of any valid state statute prohibiting the making of the offer, we will make a good faith effort to comply with the statute. If, after such good faith effort, we cannot comply with the statute, the offer will not be made to, nor will tenders be accepted from or on behalf of, holders of shares in that state. In any jurisdiction the securities or the blue sky laws of which require the offer to be made by a licensed broker or dealer, the offer is being made on our behalf by the dealer manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

        No person has been authorized to make any recommendation on our behalf as to whether stockholders should tender shares pursuant to the offer. No person has been authorized to give any information or to make any representations in connection with the offer other than those contained herein or in the related letters of transmittal. If given or made, the recommendation and the other information and representations must not be relied upon as having been authorized by us.

April 10, 2002	LIBERTY MEDIA CORPORATION

The Depositary for the Offer is:

EQUISERVE TRUST COMPANY

By First Class Mail:	By Overnight, Certified or Express Mail Delivery:	By Hand:
EquiServe Trust Company Corporate Actions P.O. Box 43025 Providence, RI 02940-3025	EquiServe Trust Company Corporate Actions 40 Campanelli Drive Braintree, MA 02184	Securities Transfer & Reporting Service, Inc. c/o EquiServe Trust Company 100 William Street/Galleria New York, NY 10038
by facsimile: (781) 575-4826	confirm facsimile by telephone: (781) 575-4816	call toll free: (866) 367-6355

        You may direct questions and requests for assistance to the information agent or the dealer manager at their respective addresses and telephone numbers listed below. You may obtain additional copies of this offer to purchase, the letters of transmittal, the notice of guaranteed delivery and other tender offer materials from the information agent as set forth below and they will be furnished promptly at our expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the offer.

The Information Agent for the Offer is:

77 Water Street
New York, NY 10005

banks and brokers call collect: (212) 269-5550
all others call toll-free: (800) 829-6551

The Dealer Manager for the Offer is:

J.P. Morgan Securities Inc.
270 Park Avenue
New York, NY 10017
call toll-free:
(866) 262-0777